Exhibit 99.1

FUJIFILM Holdings Holds Press Conference on Agreement to Acquire Leading Ultrasound Diagnostic Equipment Manufacturer

On December 15, 2011, FUJIFILM Holdings (FH) announced an agreement to acquire leading hand-carried ultrasound diagnostic equipment manufacturer SonoSite, Inc. (hereinafter: SonoSite, Headquarters: WA, USA) through a tender offer to purchase the company’s shares, and held a press conference in Tokyo Midtown that night.

▲President Komori announcing the agreement to acquire SonoSite	▲ The press conference venue filled with many television and newspaper reporters

At the press conference, President Komori provided an overview of FUJIFILM’s (FF) medical systems business and explained the objective of the acquisition. This was followed by a presentation on the strengths of SonoSite and the synergies that can be expected from the acquisition by FH Director and Corporate Vice President, FF Director and Senior Vice President, and General Manager of the Medical Systems Business Division Kouichi Tamai.

At the beginning of the press conference, President Komori explained, “We have positioned the medical systems and life sciences business as a key business for supporting growth in the mid- to long-term, and in recent years we have continued to expand the business from diagnostic fields such as X-ray diagnostic imaging systems and endoscopes to that as a total healthcare company including prevention through skincare cosmetics and supplements and treatment through pharmaceuticals.”

Based on this, he mentioned the three following points concerning the aim of the acquisition of SonoSite.
- Ultrasound diagnostic equipment places little burden on the body because it is non-invasive, and it is also versatile because it can be used to diagnose a variety of regions of the body. In comparison to X-ray diagnostic imaging, it excels in visualizing soft tissue and therefore perfectly complements X-ray diagnostic imaging.
- The global market for ultrasound diagnostic equipment is valued at just under 500 billion yen per annum, which makes it the largest segment in the field of medical diagnostic imaging equipment.  Hand-carried ultrasound equipment has the largest growth potential with a current growth rate of over 10% annually.
- With the addition of rapidly growing hand-carried equipment to the lineup, ultrasonography will be positioned as a new pillar of growth within the Medical Systems business.

Tamai then went on to mention the strengths of SonoSite by saying, “SonoSite is a world leader in hand-carried ultrasound systems with 2nd largest global market share.  In particular, its strength is in the POC*1 market, which clearly differentiates it from the competition. It is also renowned for its advanced technology with great potential for the future, such as in designing the ASIC (application-specific integrated circuit) *2 which facilitates production of ultra-compact and lightweight devices.  The company also possesses low-cost simple production system centered on innovative transducer manufacturing technology and a simple integrated platform, optical ultrasound technology*3 providing new diagnostic value, and high-definition high-frequency probes*4.”
*1:
Abbreviation of Point of Care. It refers to doctors directly determining and implementing the direction of treatment on site in the presence of the patient, for example, by using ultrasound to view the movement of a needle within the body when injecting anesthetic into a nerve block.

*2:	Technology used for optimal design by integrating the circuits of key components on the printed circuit board within ultrasound diagnostic equipment.
*3:
When light is emitted toward the body, substances within the body absorb the light and expand, emitting sound. The sound is received by a probe and converted into an image in a system that is called optical ultrasound. As the wavelength of the light absorbed differs depending on the substance, it is possible to create images of various conditions in the body by changing the wavelength of the light (for example, it is possible to create images that differentiate between veins and arteries).

*4:
By miniaturizing the “element” that emits the ultrasound wave from the probe, the probe is able to emit frequencies higher than normal ultrasound waves. The use of higher frequencies makes it possible to increase the resolution of images.

▲ Tamai providing an explanation of the specific effects of the acquisition

Several aspects were emphasized with regard to the synergies created by FF and SonoSite working together. These included:

(1)
Development: Combining SonoSite’s proprietary technology of integrated circuit design and technology related to high-frequency transducers and photoacoustics sound systems with FF’s advanced imaging and laser technology will allow the company to achieve further technological innovation in easy-to-use ultrasound equipment fitted with high-quality imaging technology.

(2)	Production: Provision of cost-competitive products through the use of the low-cost integrated platform using SonoSite’s innovative manufacturing technology in both the diagnostic and POC markets.
(3)	Marketing: Enables to leverage the worldwide medical sales offices and distributor network mutually to drive the geographic expansion.

He concluded by saying, “FF’s medical systems business has already released many only-one and number-one products, but we are confident that we can provide similar value in ultrasound diagnostic equipment by working with SonoSite.”

▲ An active Q&A session was held with reporters at the end of the press conference.

See the news release and presentation material on the FH website for further information.
è News release

http://www.fujifilmholdings.com/ja/news/2011/1215_01_01.html (Link)

à Presentation material (PDF)
http://www.fujifilmholdings.com/ja/news/2011/pack/pdf/1215_01_01.pdf (Link)

Cautionary Statement Regarding Forward-Looking Statements

This article contains forward-looking statements that reflect Fujifilm Holdings’ plans and expectations. These forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause Fujifilm Holdings’ and SonoSite, Inc.’s actual results, performance, achievements or financial position to be materially different from any future results, performance, achievements or financial position expressed or implied by these forward-looking statements. These forward-looking statements may be identified by words such as ‘believes’, ‘expects’, ‘anticipates’, ‘projects’, ‘intends’, ‘should’, ‘seeks’, ‘estimates’, ‘future’ or similar expressions or by discussion of, among other things, strategy, goals, plans or intentions. Actual results may differ materially in the future from those reflected in forward-looking statements contained in this document, due to various factors including but not limited to: failure to obtain sufficient shares in the tender offer to meet the minimum condition; inability to obtain some or all necessary regulatory approvals or to fulfill any other condition to the closing of the Tender Offer or the Merger; changes in laws or accounting standards, or other changes in the business environment relevant to the parties; challenges in executing our business strategies; the effects of the Tender Offer and the Merger making it more difficult for SonoSite to maintain existing relationships with employees, customers or business partners; the effects of financial instability or other changes in general economic or industry conditions; and other risks to consummation of the Tender Offer or the Merger.

Note to Investors

The tender offer to purchase shares of SonoSite common stock referenced in this press release has not yet commenced, and this press release is neither an offer to purchase, nor a solicitation of an offer to sell, any securities. The tender offer to purchase shares of SonoSite common stock will be made only pursuant to a Tender Offer Statement on Schedule TO containing an offer to purchase, forms of letters of transmittal and other documents relating to the tender offer (the “Tender Offer Statement”), which Fujifilm will file with the SEC and mail to SonoSite stockholders.  At the time the tender offer is commenced, investors and security holders of SonoSite are advised to read the Tender Offer Statement carefully when it becomes available, before making any investment decision with respect to the tender offer because it will contain important information about the tender offer.  Investors and security holders of SonoSite also are advised that they may obtain free copies of the Tender Offer Statement and other documents filed by Fujifilm with the SEC (when these documents become available) on the SEC’s website at http://www.sec.gov.  In addition, free copies of the Tender Offer Statement and related materials may be obtained (when these documents become available) from Fujifilm Holdings’ website at http://www.fujifilmholdings.com/en/investors/index.html.